Exhibit 5.1

July 25, 2011

Dunkin’ Brands Group, Inc.

130 Royall Street

Canton, Massachusetts 02021

Re:	Dunkin’ Brands Group, Inc.

Ladies and Gentlemen:

This opinion is furnished to you in connection with a registration statement on Form S-1 (Registration No. 333-173898) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of 25,587,500 shares of common stock, $0.001 par value per share (the “Common Stock”), of Dunkin’ Brands Group, Inc., a Delaware corporation (the “Company”), including 3,337,500 shares of Common Stock that may be purchased at the option of J.P. Morgan Securities LLC, Barclays Capital Inc. and Morgan Stanley & Co. Incorporated. Of the shares of Common Stock to be registered pursuant to the Registration Statement, 22,250,000 shares are being offered by the Company (the “Company Shares”) and up to 3,337,500 shares are being offered by certain selling stockholders (the “Selling Stockholder Shares” and, together with the Company Shares, collectively the “Shares”). The Shares are proposed to be sold pursuant to an underwriting agreement (the “Underwriting Agreement”) to be entered into among the Company and J.P. Morgan Securities LLC, Barclays Capital Inc., Morgan Stanley & Co. Incorporated, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Goldman, Sachs & Co., as representatives of the underwriters named therein.

We have acted as counsel for the Company in connection with the proposed issuance and sale of the Shares. For purposes of this opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary.

The opinions expressed below are limited to the Delaware General Corporation Law, including the statutory provisions and the reported judicial decisions interpreting those laws.

Based upon and subject to the foregoing, we are of the opinion that (1) the Company Shares have been duly authorized and, when issued and delivered pursuant to the Underwriting Agreement against payment of the consideration set forth therein, will be validly issued, fully paid and non-assessable, and (2) the Selling Stockholder Shares have been duly authorized and are validly issued, fully paid and non-assessable.

Dunkin’ Brands Group, Inc.	-2-	July 25, 2011

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal matters” in the prospectus included therein. In giving this consent we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP